CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated December 11, 2006 for the Georgetowne Long/Short Fund (the "Fund") and to all references to our firm included in or made a part of this Post-Effective Amendment No. 3 under the Securities Act of 1933 and Amendment No. 5 under the Investment Company Act of 1940 to Georgetowne Funds' Registration Statement on Form N-1A (File No. 333-103875), including the references to our firm under the heading "Financial Highlights" in the prospectus and "Independent Auditors" in the Statement of Additional Information of the Fund.

Abington, Pennsylvania

 /s/ Sanville  Company

December 28, 2006

Sanville & Company

Certified Public Accountants